Eastman Announces Record EPS in Second Quarter 2010

KINGSPORT, Tenn., July 29, 2010 – Eastman Chemical Company (NYSE:EMN) today announced earnings of $2.02 per diluted share for second quarter 2010 versus $0.89 per diluted share for second quarter 2009. Excluding $3 million of restructuring charges in second quarter 2010 and a $3 million reduction of a previous restructuring charge in second quarter 2009, earnings were $2.05 per diluted share in second quarter 2010 and $0.86 in second quarter 2009. For reconciliations to reported company and segment earnings, see Tables 3 and 4 in the accompanying second-quarter 2010 financial tables.

"Strong results from our solid core businesses led Eastman to report the best quarterly earnings per share in the company’s history,” said Jim Rogers, president and CEO. "The record earnings are driven by the combination of a continued rebound in demand across the company and in all regions, growth initiatives that are delivering results, and the positive impact of strategic actions that have improved our portfolio of businesses and our cost structure."

(In millions, except per share amounts)	2Q2010	2Q2009
Sales revenue	$1,724	$1,253
Earnings per diluted share	$2.02	$0.89
Earnings per diluted share excluding restructuring charges, net*	$2.05	$0.86
Net cash provided by operating activities	$206	$255

*For reconciliations to reported company and segment earnings, see Tables 3 and 4 in the accompanying second-quarter 2010 financial tables.

Sales revenue for second quarter 2010 was $1.7 billion, a 38 percent increase compared with second quarter 2009 primarily due to higher sales volume and higher selling prices. The higher sales volume was attributed primarily to improved customer demand due to the rebound in the global economy and the positive impact of growth initiatives, and the increase in selling prices was in response to higher raw material and energy costs.

Operating earnings in second quarter 2010 increased to $260 million compared with operating earnings of $128 million in second quarter 2009, excluding restructuring charges, net, in both periods. Operating earnings increased due to higher sales volume and higher capacity utilization which led to lower unit costs. In addition, higher selling prices more than offset higher raw material and energy costs. Second-quarter 2010 operating earnings were negatively impacted by costs recognized during the quarter related to the previously announced outage at the company’s Longview, Texas, manufacturing facility, which were mostly offset by a partial settlement of a related insurance claim.

Segment Results 2Q 2010 versus 2Q 2009

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased by 37 percent due to higher sales volume, higher selling prices, and a favorable shift in product mix. The higher sales volume was attributed to improved customer demand due to the rebound in the global economy and the positive impact of growth initiatives. The higher selling prices were in response to higher raw material and energy costs, particularly for commodity solvents product lines. The favorable shift in product mix was due to higher sales volume for specialty polymers and specialty coalescents product lines attributed to the demand recovery in coatings markets, particularly in the Asia Pacific and European regions. Operating earnings in second quarter 2010 increased to a quarterly record of $94 million compared with operating earnings of $48 million excluding restructuring charges, net, in second quarter 2009. The increase was due to higher sales volume and higher capacity utilization which led to lower unit costs and the favorable shift in product mix.

Fibers – Sales revenue increased by 4 percent due to higher sales volume, particularly for acetate yarn product lines. Operating earnings in second quarter 2010 increased to a quarterly record of $83 million compared with operating earnings of $74 million in second quarter 2009. The increase was due primarily to increased sales volume and higher capacity utilization for acetate yarn product lines.

Performance Chemicals and Intermediates – Sales revenue increased by 72 percent due primarily to higher sales volume and higher selling prices. The higher sales volume, particularly for olefin derivative product lines, was attributed to improved customer demand due to the rebound in the global economy and the addition during the quarter of new plasticizer product lines from the acquisition of Genovique Specialties Corporation. The higher selling prices were in response to higher raw material and energy costs. Operating earnings excluding restructuring charges in second quarter 2010 increased to $72 million compared with $1 million in second quarter 2009. The increase was due to higher selling prices which more than offset higher raw material and energy costs, and higher sales volume and higher capacity utilization which led to lower unit costs. Second-quarter 2009 operating earnings included approximately $15 million of costs related to the reconfiguration of the Longview, Texas, manufacturing facility.

Performance Polymers – Sales revenue increased by 20 percent due to higher selling prices and higher sales volume. The higher selling prices were in response to higher raw material and energy costs. Sales volume increased due to improved operations of the IntegRex™-based PET manufacturing facility. Operating earnings in second quarter 2010 were similar to second quarter 2009 as the favorable impact of improved IntegRex™ operations was offset by the impact of continued difficult market conditions for PET in North America which limited the ability to offset higher raw material and energy costs with higher selling prices.

Specialty Plastics – Sales revenue increased by 44 percent due primarily to higher sales volume and a favorable shift in product mix. The increase in sales volume was attributed to improved customer demand due to the rebound in the global economy and the positive impact of growth initiatives for core copolyesters and Eastman Tritan™ copolyester product lines. The favorable shift in product mix was due to higher sales volume for cellulosic plastics sold into the LCD market. Operating earnings increased to $21 million in second quarter 2010 compared with $7 million excluding restructuring charges, net, in second quarter 2009. The increase was due to higher sales volume and higher capacity utilization which led to lower unit costs.

Cash Flow

Eastman generated $206 million of cash from operating activities during second quarter 2010 due primarily to strong net earnings. Excluding the $200 million impact on cash from operating activities in first quarter 2010 of the adoption of amended accounting guidance applied to the company’s accounts receivable securitization program, the company expects to generate free cash flow of approximately $300 million for full year 2010. Free cash flow is defined as cash from operating activities less capital expenditures and dividends. See Table 5A for reconciliation of net cash provided by operating activities to free cash flow.

Outlook

Commenting on the outlook for third quarter and full year 2010, Rogers said: "Our strong first half results give us positive momentum heading into the second half of the year. We expect to continue to benefit from the combination of the economic recovery and growth initiatives we are implementing. We also expect our volumes will reflect typical seasonal declines in the second half of the year and that raw material and energy costs will be less volatile. Taking these factors into consideration, we expect third quarter 2010 earnings per share to be between $1.65 and $1.75 per share. In addition, we expect full-year 2010 earnings per share to be between $6.20 and $6.40." Any charges related to restructuring actions are excluded from earnings per share projections.

Eastman will host a conference call with industry analysts on July 30 at 8:00 a.m. EDT. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is (913) 312-6664, passcode number 3114374. A web replay and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. EDT, July 30, to 11:00 a.m. EDT, August 9, at (719) 457-0820, passcode number 3114374.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day. Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions. The company is committed to finding sustainable business opportunities within the diverse markets it serves. A global company headquartered in Kingsport, Tenn., USA, Eastman had 2009 sales of $5 billion. For more information, visit www.eastman.com.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for global and regional economic recovery and demand for the company’s products, implementation and impact of previously announced strategic actions and growth initiatives, sales volumes, raw material and energy costs, and earnings per share and cash flow during and for third quarter and full year 2010. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2010 available, and the Form 10-Q to be filed for second quarter 2010 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

# # #

Contacts:

Media: Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

EASTMAN CHEMICAL COMPANY – EMN	July 29, 2010
5:00 PM EDT

FINANCIAL INFORMATION
July 29, 2010

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), July 30, 2010.

EASTMAN CHEMICAL COMPANY – EMN	July 29, 2010
5:00 PM EDT

TABLE 1 – STATEMENTS OF EARNINGS

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts)	2010	2009	2010	2009

Sales	$1,724	$1,253	$3,288	$2,382
Cost of sales	1,320	993	2,563	1,943
Gross profit	404	260	725	439

Selling, general and administrative expenses	108	98	211	192
Research and development expenses	36	34	72	68
Asset impairments and restructuring charges, net	3	(3)	3	23
Operating earnings	257	131	439	156

Net interest expense	25	20	50	39
Other charges (income), net	8	5	14	9
Earnings before income taxes	224	106	375	108
Provision for income taxes	76	41	126	41
Net earnings	$148	$65	$249	$67

Earnings per share
Basic	$2.05	$0.89	$3.44	$0.92
Diluted	$2.02	$0.89	$3.38	$0.91

Shares (in millions) outstanding at end of period	72.2	72.7	72.2	72.7

Shares (in millions) used for earnings per share calculation
Basic	72.3	72.5	72.3	72.5
Diluted	73.5	73.1	73.5	73.0

EASTMAN CHEMICAL COMPANY – EMN	July 29, 2010
5:00 PM EDT

TABLE 2A – SEGMENT SALES INFORMATION

	Second Quarter		First Six Months
(Dollars in millions)	2010	2009	2010	2009
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$416	$302	$789	$552
Fibers	274	263	541	522
Performance Chemicals and Intermediates	541	316	1,023	620
Performance Polymers	222	185	416	344
Specialty Plastics	271	187	519	344

Total Eastman Chemical Company	$1,724	$1,253	$3,288	$2,382

TABLE 2B – SEGMENT SALES REVENUE CHANGE

Second Quarter 2010 Compared to Second Quarter 2009
Change in Sales Revenue Due To
(Dollars in millions)	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	37%	16%	14%	8%	(1) %
Fibers	4%	5%	(1) %	-- %	-- %
Performance Chemicals and Intermediates	72%	39%	28%	5%	-- %
Performance Polymers	20%	7%	14%	(1) %	-- %
Specialty Plastics	44%	36%	2%	6%	-- %

Total Eastman Chemical Company	38%	21%	13%	4%	-- %

First Six Months 2010 Compared to First Six Months 2009
Change in Sales Revenue Due To
(Dollars in millions)	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	43%	24%	9%	9%	1%
Fibers	4%	2%	1%	1%	-- %
Performance Chemicals and Intermediates	65%	31%	26%	8%	-- %
Performance Polymers	21%	7%	16%	(2) %	-- %
Specialty Plastics	51%	42%	-- %	8%	1%

Total Eastman Chemical Company	38%	21%	11%	5%	1%

EASTMAN CHEMICAL COMPANY – EMN	July 29, 2010
5:00 PM EDT

TABLE 2C – SALES BY REGION

	Second Quarter		First Six Months
(Dollars in millions)	2010	2009	2010	2009

Sales by Region
United States and Canada	$963	$688	$1,800	$1,359
Asia Pacific	355	277	689	487
Europe, Middle East, and Africa	285	207	561	385
Latin America	121	81	238	151

Total Eastman Chemical Company	$1,724	$1,253	$3,288	$2,382

TABLE 2D – SALES REVENUE CHANGE BY REGION

Second Quarter 2010 Compared to Second Quarter 2009
Change in Sales Revenue Due To
(Dollars in millions)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	40%	24%	16%	-- %	-- %
Asia Pacific	28%	9%	9%	9%	1%
Europe, Middle East, and Africa	38%	23%	4%	13%	(2) %
Latin America	50%	32%	17%	1%	-- %

Total Eastman Chemical Company	38%	21%	13%	4%	-- %

First Six Months 2010 Compared to First Six Months 2009
Change in Sales Revenue Due To
(Dollars in millions)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	33%	19%	13%	1%	-- %
Asia Pacific	42%	20%	11%	10%	1%
Europe, Middle East, and Africa	46%	25%	2%	17%	2%
Latin America	57%	38%	19%	-- %	-- %

Total Eastman Chemical Company	38%	21%	11%	5%	1%

EASTMAN CHEMICAL COMPANY – EMN	July 29, 2010
5:00 PM EDT

TABLE 3 - OPERATING EARNINGS (LOSS) AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES, NET

	Second Quarter		First Six Months
(Dollars in millions)	2010	2009	2010	2009
Operating Earnings (Loss) by Segment and Items
Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$94	$50	$160	$64
Asset impairments and restructuring charges, net (1)	--	(2)	--	5
Operating earnings excluding item	94	48	160	69

Fibers
Operating earnings	83	74	162	143
Asset impairments and restructuring charges, net (1)	--	--	--	4
Operating earnings excluding item	83	74	162	147

Performance Chemicals and Intermediates
Operating earnings (loss)	69	1	106	(9)
Asset impairments and restructuring charges, net (1) (2)	3	--	3	6
Operating earnings (loss) excluding item	72	1	109	(3)

Performance Polymers
Operating earnings (loss)	6	7	(7)	(11)
Asset impairments and restructuring charges, net (1)	--	--	--	4
Operating earnings (loss) excluding item	6	7	(7)	(7)

Specialty Plastics
Operating earnings (loss)	21	8	42	(10)
Asset impairments and restructuring charges, net (1)	--	(1)	--	4
Operating earnings (loss) excluding item	21	7	42	(6)

Total Operating Earnings by Segment and Item
Total operating earnings	273	140	463	177
Total asset impairments and restructuring charges, net	3	(3)	3	23
Total operating earnings excluding item	276	137	466	200

Other (3)
Operating loss	(16)	(9)	(24)	(21)

Total Eastman Chemical Company
Total operating earnings	$257	$131	$439	$156
Total asset impairments and restructuring charges, net	3	(3)	3	23
Total operating earnings excluding item	$260	$128	$442	$179

(1)	Includes severance costs for a reduction in force in first quarter 2009.
(2)	Second quarter 2010 includes restructuring charges of $3 million, primarily for severance associated with the acquisition and integration of Genovique Specialty Corporation.
(3)	Expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating losses.

EASTMAN CHEMICAL COMPANY – EMN	July 29, 2010
5:00 PM EDT

TABLE 4 – OPERATING EARNINGS, EARNINGS, AND EARNINGS PER SHARE RECONCILIATION

EARNINGS PER DILUTED SHARE EXCLUDING CERTAIN ITEM

	Second Quarter 2010
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Earnings After Tax	Earnings Per Diluted Share

As reported	$257	$224	$148	$2.02

Certain Item:
Asset impairments and restructuring charges, net	3	3	2	0.03
Excluding item	$260	$227	$150	$2.05	(1)

(1)	Represents a Company record quarter non-GAAP earnings per diluted share excluding the impact of a sale of investment in a prior period.

	Second Quarter 2009
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Earnings After Tax	Earnings Per Diluted Share

As reported	$131	$106	$65	$0.89

Certain Item:
Asset impairments and restructuring charges, net	(3)	(3)	(2)	(0.03)
Excluding item	$128	$103	$63	$0.86

	First Six Months 2010
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Earnings After Tax	Earnings Per Diluted Share

As reported	$439	$375	$249	$3.38

Certain Item:
Asset impairments and restructuring charges, net	3	3	2	0.03
Excluding item	$442	$378	$251	$3.41

	First Six Months 2009
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Earnings After Tax	Earnings Per Diluted Share

As reported	$156	$108	$67	$0.91

Certain Item:
Asset impairments and restructuring charges, net	23	23	14	0.20
Excluding item	$179	$131	$81	$1.11

EASTMAN CHEMICAL COMPANY – EMN	July 29, 2010
5:00 PM EDT

TABLE 5 – STATEMENTS OF CASH FLOWS

	Second Quarter		First Six Months
(Dollars in millions)	2010	2009	2010	2009

Cash flows from operating activities
Net earnings	$148	$65	$249	$67

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	70	67	139	134
Provision (benefit) for deferred income taxes	(4)	153	12	140
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(19)	(57)	(433)	(52)
(Increase) decrease in inventories	(32)	121	(90)	191
Increase (decrease) in trade payables	(4)	(38)	90	(55)
Increase (decrease) in liabilities for employee benefits and incentive pay	35	33	(10)	(22)
Other items, net	12	(89)	24	(66)

Net cash provided by (used in) operating activities	206	255	(19)	337

Cash flows from investing activities
Additions to properties and equipment	(45)	(94)	(76)	(204)
Proceeds from sale of assets and investments	7	1	11	25
Acquisitions and investments in joint ventures	(171)	(16)	(189)	(36)
Additions to capitalized software	(1)	(2)	(3)	(4)
Other items, net	--	(7)	--	(7)

Net cash used in investing activities	(210)	(118)	(257)	(226)

Cash flows from financing activities
Net increase in commercial paper, credit facility and other borrowings	(1)	3	1	9
Repayment of borrowings	--	(2)	--	(2)
Dividends paid to stockholders	(32)	(32)	(64)	(64)
Treasury stock purchases	(33)	--	(53)	--
Proceeds from stock option exercises and other items	21	4	33	9

Net cash used in financing activities	(45)	(27)	(83)	(48)

Effect of exchange rate changes on cash and cash equivalents	1	--	1	--

Net change in cash and cash equivalents	(48)	110	(358)	63

Cash and cash equivalents at beginning of period	483	340	793	387

Cash and cash equivalents at end of period	$435	$450	$435	$450

EASTMAN CHEMICAL COMPANY – EMN	July 29, 2010
5:00 PM EDT

TABLE 5A – NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES RECONCILIATION AND FREE CASH FLOW

	Second Quarter		First Six Months
(Dollars in millions)	2010	2009	2010	2009

Net cash provided by (used in) operating activities	$206	$255	$(19)	$337
Impact of adoption of amended accounting guidance (1)	--	--	200	--
Net cash provided by operating activities excluding item	206	255	181	337

Additions to properties and equipment	(45)	(94)	(76)	(204)
Dividends paid to stockholders	(32)	(32)	(64)	(64)

Free Cash Flow	$129	$129	$41	$69

(1)
First six months 2010 cash from operating activities reflected the adoption of amended accounting guidance for transfers of financial assets which resulted in $200 million of receivables, which were previously accounted for as sold and removed from the balance sheet when transferred under the accounts receivable securitization program, being included on the first quarter balance sheet as trade receivables, net.  This increase in receivables reduced cash from operations by $200 million in first quarter 2010.

TABLE 6 – SELECTED BALANCE SHEET ITEMS

	June 30,	December 31,
(Dollars in millions)	2010	2009

Current Assets	$1,909	$1,735

Net Properties and Equipment	3,155	3,110

Other Assets	735	670

Total Assets	$5,799	$5,515

Payables and Other Current Liabilities	$880	$800

Short-term Borrowings	6	--

Long-term Borrowings	1,605	1,604

Other Liabilities	1,631	1,598

Stockholders’ Equity	1,677	1,513

Total Liabilities and Stockholders’ Equity	$5,799	$5,515